Exhibit 10.9

YUM CHINA HOLDINGS, INC.

LONG TERM INCENTIVE PLAN

YUM CHINA STOCK APPRECIATION RIGHTS AGREEMENT

This Yum China Stock Appreciation Rights Agreement is made as of the      day of November, 2016, by and between Yum China Holdings, Inc., a Delaware corporation having its principal office at [Insert] (the “Company”), and [Insert] (the “Participant”).

W I T N E S S E T H:

WHEREAS, Yum Brands, Inc., the sole shareholder of the Company, approved the Yum China Holdings Inc. Long Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;

WHEREAS, pursuant to authority granted to it in said Plan, the Committee (as defined in the Plan), has granted to the Participant stock appreciation rights (to be known hereinafter as “Yum China Stock Appreciation Rights”) with respect to the number of shares of the Company’s common stock as set forth below;

WHEREAS, Yum China Stock Appreciation Rights granted under the Plan are to be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine;

WHEREAS, capitalized terms used but not defined in this Yum China Stock Appreciation Rights Agreement shall have the meaning set forth in the Plan;

NOW, THEREFORE, it is mutually agreed as follows:

1.                                      Grant.  In consideration of the Participant remaining in the employ of the Company or one of its Subsidiaries (collectively the “Company Group”), the Company hereby grants to the Participant, as of November    , 2016 (the “Grant Date”), on the terms and conditions set forth in this Yum China Stock Appreciation Rights Agreement, including any country-specific terms set forth in the attached appendix (the “Appendix” and together with the Yum China Stock Appreciation Rights Agreement, the “Agreement”) and the Plan, stock appreciation rights with respect to      aggregate number of shares of Stock (the “Covered Shares”), with an Exercise Price of $     per share, which was the Closing Value (as defined in Section 25) of a share of Stock on the Grant Date.

(a)                                 Provided the Participant remains continuously employed by the Company Group through the applicable vesting date and subject to the terms and conditions of this Agreement including, without limitation, Section 4, the Yum China Stock Appreciation Rights shall vest and become exercisable (i) with respect to one-fourth (1/4) of the Covered Shares on the one-year anniversary of the Grant Date (i.e., November    , 2017, which is referred to as the “Initial Vesting Date”), and (ii) after the Initial Vesting Date, with respect to an additional one-fourth (1/4) of the Covered Shares at each of (1) the two-year anniversary of the Grant Date, (2) the three-year anniversary of the Grant Date, and (3) the four-year anniversary of the Grant Date, respectively.

(b)                                 Exercisable Yum China Stock Appreciation Rights must be exercised no later than 4PM Eastern Standard Time (“EST”), November    , 2026.  The time during which Yum China Stock Appreciation Rights are exercisable is referred to as the “Yum China Stock Appreciation Right Term.”  If the expiration date falls on a New York Stock Exchange market holiday or weekend, 4PM EST will mean the business day prior to the expiration date.

(c)                                  Once exercisable and until the end of the Yum China Stock Appreciation Term or such earlier date of the termination of the Yum China Stock Appreciation Rights as set forth in Section 4, all or a portion of the exercisable Yum China Stock Appreciation Rights may be exercised from time to time and at any time under procedures that the Committee shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Yum China Stock Appreciation Rights which may be exercised at any time.  Fractional Yum China Stock Appreciation Rights may not be exercised and no fractional shares shall be deliverable hereunder.  No omission to exercise a Yum China Stock Appreciation Right shall result in the lapse of any other Yum China Stock Appreciation Right granted hereunder until the forfeiture, expiration or termination of such Yum China Stock Appreciation Right.  The Yum China Stock Appreciation Rights shall terminate and expire no later than the end of the Yum China Stock Appreciation Right Term.

2.                                      Exercise Procedure. Subject to the terms and conditions set forth herein, Yum China Stock Appreciation Rights may be exercised by giving notice of exercise to Merrill Lynch, the stock plan administrator (or any other stock plan administrator or vendor designated by the Company) in the manner specified from time to time by the Company or the stock plan administrator.  Upon the exercise of a Yum China Stock Appreciation Right with respect to a share of Stock, the Participant shall receive an amount from the Company which is equal to the excess of the market price of a share of Stock at the time of exercise over the Exercise Price of one share of Stock.  Such amount will be paid to the Participant, in shares of Stock (based on the market price of such shares at the date of exercise), and in cash with respect to any fractional shares or in a combination thereof as determined by the Committee in its sole discretion, subject to satisfaction of all Tax-Related Items (as defined in Section 6 below).

3.                                      Effect of Termination of Employment, Death, and Retirement.

(a)                                 The Participant shall have a period of 90 days following the Participant’s termination of employment with the Company Group (as determined in accordance with Section 7(k) below) to exercise Yum China Stock Appreciation Rights that are vested and exercisable as of the Participant’s last day of employment, but such exercise period shall not extend beyond the end of the Yum China Stock Appreciation Right Term.  Except as otherwise provided in this Section 4 or as otherwise provided by the Committee, the Yum China Stock Appreciation Rights shall automatically expire, and no Yum China Stock Appreciation Right may be exercised after, such 90-day period (or, if earlier, the last day of the Yum China Stock Appreciation Right Term).

(b)                                 In the event the Participant’s employment with the Company Group is involuntarily terminated by a member of the Company Group other than for cause, including, without limitation, as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, the Participant and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of the Participant’s position within the Company Group, or (iii) the selection of the Participant for work force reduction (whether voluntary or involuntary), the Yum China Stock Appreciation Rights will pro rata vest on a monthly basis for the vesting period in which the termination occurs such that a portion of the Participant’s otherwise unvested Yum China Stock Appreciation Rights for the vesting period in which the termination occurs will vest based on the time the Participant was employed during such vesting period up to the last day of employment (as determined in accordance with Section 7(k) below) and all Yum China Stock Appreciation Rights that remain unvested will be forfeited.  In the event the Participant’s employment with the Company Group is terminated for cause, the Participant’s outstanding Yum China Stock Appreciation Rights will be forfeited and become unexercisable upon such termination unless otherwise provided by the Committee.

(c)                                  In the event the Participant’s employment with the Company Group is terminated by reason of death or Retirement (as defined in Section 25), the Yum China Stock Appreciation Rights will pro rata vest on a monthly basis for the vesting period in which the termination occurs such that a portion of the Participant’s otherwise unvested Yum China Stock Appreciation Rights for the vesting period in which the termination occurs will vest based on the time the Participant was employed during the vesting period up to the last day of employment (as determined in accordance with Section 7(k) below) and all Yum China Stock Appreciation Rights that remain unvested will be forfeited.  The Participant’s vested Yum China Stock Appreciation Rights may be exercised during the Yum China Stock Appreciation Right Term in accordance with this Agreement.

4.                                      Compensation Recovery Policy.

(a)                                 The Participant acknowledges and agrees that the Yum China Stock Appreciation Rights granted to the Participant under this Agreement shall be subject to any compensation recovery or recoupment policy established or adopted from time to time by the Company, including those established or adopted after the Grant Date (“Compensation Recovery Policy”)..

(b)                                 This Agreement is a voluntary agreement, and each Participant who has accepted the Agreement has chosen to do so voluntarily.  The Participant understands that all Yum China Stock Appreciation Rights provided under the Agreement and all amounts paid to the individual under the Agreement are provided as an advance that is contingent on the Company’s financial statements not being subject to a material restatement.  As a condition of the Agreement, the Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Yum China Stock Appreciation Rights for any individual party to such an agreement due to a material restatement of the Company’s financial statements, as provided in the Compensation Recovery Policy.  In the event that amounts have been paid to the Participant pursuant to the Agreement and the Committee determines that the Participant must repay an amount to the Company as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, the Participant agrees, as a condition of being awarded such rights, to make such repayments.

5.                                      Responsibility for Taxes.  The Participant acknowledges that regardless of any action taken by the Company or the Participant’s employer (if different) (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and such liability may exceed the amount, if any, actually withheld by the Company and/or the Employer.  The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of any Yum China Stock Appreciation Right, including without limitation, the grant, vesting or exercise of the Yum China Stock Appreciation Right, the subsequent sale of shares acquired under the Plan and the receipt of any dividends; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of a Yum China Stock Appreciation Right to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Employer, at their sole discretion, to satisfy their withholding obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to him or her by the Company and/or the Employer; or (ii) withholding from the proceeds of the sale of shares acquired upon exercise of a Yum China Stock Appreciation Right, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in shares to be issued upon exercise of the Yum China Stock Appreciation Right, provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Participant may elect the form of withholding from the alternatives above in advance of any taxable or tax withholding event, as applicable, and in the absence of the Participant’s timely election, the Company will withhold from proceeds of the sale of shares upon the relevant taxable or tax withholding event, as applicable, or the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) may determine that a particular method be used to satisfy any obligations for Tax-Related Items in advance of any taxable or tax withholding event, as applicable.

Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the exercised Yum China Stock Appreciation Rights, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to issue or deliver the shares or the proceeds of the sale of the shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

6.                                      Nature of Grant.  In accepting the Yum China Stock Appreciation Rights, the Participant acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)                                 this grant of Yum China Stock Appreciation Rights is voluntary and occasional and does not create any contractual or other right to receive future grants of Yum China Stock Appreciation Rights, or benefits in lieu of Yum China Stock Appreciation Rights, even if Yum China Stock Appreciation Rights have been granted in the past;

(c)                                  all decisions with respect to future grants of Yum China Stock Appreciation Rights or other awards, if any, will be at the sole discretion of the Company;

(d)                                 the Participant is voluntarily participating in the Plan;

(e)                                  the Yum China Stock Appreciation Rights and the shares of Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)                                   the Yum China Stock Appreciation Rights and any shares of Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)                                  the Yum China Stock Appreciation Rights grant and the Participant’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or the Employer or any Subsidiary or affiliate of the Company;

(h)                                 the future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty;

(i)                                     if the underlying shares do not increase in value, the Yum China Stock Appreciation Right will have no value;

(j)                                    no claim or entitlement to compensation or damages shall arise from termination of this award of Yum China Stock Appreciation Rights or diminution in value of the Stock acquired upon exercise resulting from the Participant’s separation from service (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of the Participant’s employment agreement, if any);

(k)                                 for purposes of the Yum China Stock Appreciation Rights, the Participant’s employment or service relationship with the Company Group will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any)and, unless otherwise determined in this Agreement, will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Yum China Stock Appreciation Rights (including whether the Participant may still be considered to be providing services while on a leave of absence);

(l)                                     the following additional provisions apply only if the Participant is providing services outside the United States:

(i)                                     the Yum China Stock Appreciation Rights and the shares of Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)                                  neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between his or her local currency and the United States Dollar that may affect the value of the Yum China Stock Appreciation Rights or of any amounts due to Participant pursuant to the exercise of the Yum China Stock Appreciation Rights or the subsequent sale of any shares of Stock acquired upon exercise.

7.                                      No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying shares.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8.                                      Adjustment for Change in Stock.  As set forth in the Plan, in the event of any change in the outstanding shares of Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of shares which the Participant may purchase pursuant to the Yum China

Stock Appreciation Rights and the Exercise Price at which the Participant may purchase such shares shall be adjusted appropriately in the Committee’s sole discretion.

9.                                      Nontransferability.  These Yum China Stock Appreciation Rights are personal to the Participant and, during his or her lifetime, may be exercised only by the Participant.  The Yum China Stock Appreciation Rights shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void without the express consent of the Committee.  In the event of the Participant’s death, the Yum China Stock Appreciation Rights may be exercised by the Participant’s designated beneficiary (or, if none, his or her legal representative).

10.                               Change in Control.  Notwithstanding anything in this Agreement to the contrary (including Section 4 above), if the Participant is employed on the date of a Change in Control (as defined in the Plan), and the Participant’s employment is involuntarily terminated by a member of the Company Group (other than for cause) on or within two years following the Change in Control, the outstanding unvested Yum China Stock Appreciation Rights shall become fully and immediately exercisable.  If the employment of the Participant is terminated by the Company (other than for cause) on or within two years following a Change in Control, all outstanding vested and exercisable Yum China Stock Appreciation Rights shall continue to be exercisable at any time within three years after the date of such termination of employment, but in no event after the end of the Yum China Stock Appreciation Right Term.

11.                               Notices.  Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at [Insert], Attention: [Insert], or such other address (including any email address) as the Company may hereafter designate to the Participant.  Any such notice shall be deemed to have been given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal or other official postal service for the Participant’s country.

12.                               Binding Effect.

(a)                                 This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to the Company, whether by merger, consolidation or the sale of all or substantially all of the Company’s assets.  the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom a Yum China Stock Appreciation Right may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.

13.                               Receipt of Prospectus.  The Participant hereby acknowledges that he or she has received a copy of the Company’s Prospectus relating to the Yum China Stock Appreciation

Rights, the Covered Shares and the Plan, and that he or she fully understands his or her rights under the Plan.

14.          Data Privacy.  The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other award materials, by and among, as applicable, the Employer, the Company and its Subsidiaries, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Stock or directorships held in the Company, details of all awards of Yum China Stock Appreciation Rights or any other entitlement to Stock or equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Merrill Lynch, which is assisting the Company with the implementation, administration and management of the Plan.  The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections from the Participant’s country.  The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.  The Participant authorizes the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares of Stock acquired under the Plan may be deposited.  The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant the Participant Yum China Stock Appreciation Rights or other awards or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

15.          Plan Controls.  The Yum China Stock Appreciation Rights and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any Operating Guidelines or other policies or regulations which govern administration of the Plan, which shall be controlling.  The Company reserves its right to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that Yum China Stock Appreciation Rights outstanding under the Plan at the time of such amendment or termination shall not be adversely affected thereby, as set forth in Section 7 of the Plan.  All interpretations or determinations of the Committee shall be final, binding and conclusive upon the Participant and his or her legal representatives on any question arising hereunder or under the Plan, the Operating Guidelines or other policies or regulations which govern administration of the Plan.

16.          No Rights as Shareholder.  The Participant shall not be a shareholder of record and therefore shall have no voting, dividend or other shareholder rights until a Yum China Stock Appreciation Right is exercised and shares of Stock subject thereto have been issued to the Participant.

17.          Compliance with Law.  Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares issuable upon exercise of the Yum China Stock Appreciation Rights prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the United States Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  The Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares.  The Company shall have unilateral authority to amend the Plan and the Agreement without my consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

18.          Governing Law & Venue.  The Participant’s participation in the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

For purposes of litigating any dispute that arises in connection with this grant, the Participant’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of [Insert], or the federal courts for the United States for the [Insert], where this grant is made and/or to be performed.

19.          Language.  If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.          Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.          Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.          Imposition of Other Requirements.  The Committee reserves the right to impose other requirements on the Participant’s participation in the Plan and on any Stock acquired under the Plan, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to accept the terms of any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.          Appendix.  Notwithstanding any provisions herein, the Participant’s participation in the Plan shall be subject to any special terms and conditions set forth in the Appendix to this Yum China Stock Appreciation Rights Agreement for the Participant’s country.  Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent Committee determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Agreement.

24.          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)           “Closing Value” of a share of Stock on any date shall mean an amount equal to the closing sales price of a share of Stock as reported on the composite tape for securities listed on The New York Stock Exchange, on the date in question (or, if no sales of Stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange), rounded to two decimal places.

(b)           “Retirement” shall mean termination of employment by the Participant on or after the Participant’s attainment of age 55 and 10 years of service or age 65 and 5 years of service (and not for any other reason).  Notwithstanding the definition of Retirement set forth immediately above, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable Retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable Retirement treatment at the time of the Participant’s termination of employment and the Yum China Stock Appreciation Rights shall be governed by the remaining provisions related to termination of the Participant’s employment.

By electronically accepting the grant of the Yum China Stock Appreciation Rights and participating in the Plan, the Participant agrees to be bound by the terms and conditions in the Plan and this Agreement.

Yum China Holdings, Inc.

By:
Its:

APPENDIX TO

YUM CHINA HOLDINGS, INC.

LONG TERM INCENTIVE PLAN

YUM CHINA STOCK APPRECIATION RIGHTS AGREEMENT

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Yum China Stock Appreciation Rights Agreement and the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Yum China Stock Appreciation Rights granted to the Participant under the Yum China Holdings, Inc. Long Term Incentive Plan if the Participant works and/or resides in one of the countries listed below.

If the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working or transfers residency and/or employment after the Grant Date, the Company shall determine to which extent the additional terms and conditions shall be applicable to the Participant.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2016.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that Yum China Stock Appreciation Rights vest or the Participant sells Stock acquired at vesting of the Yum China Stock Appreciation Rights under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result.  Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working or transfers residency and/or employment after the Grant Date, the information contained herein may not be applicable to the Participant in the same manner.

CHINA

Terms and Conditions

The following provisions apply only to nationals of the People’s Republic of China (the “PRC”) residing in the PRC, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange (“SAFE”):

Exercisability and Exercise Procedure.  This provision supplements Sections 2 and 3 of the Yum China Stock Appreciation Rights Agreement:

The exercisability and settlement of the Yum China Stock Appreciation Rights is conditioned on the Company’s completion of a registration of the Plan with SAFE and on the continued effectiveness of such registration (the “SAFE Registration Requirement”).  If the Company is unable to complete the registration or maintain the registration, the Participant shall not be permitted to exercise the Yum China Stock Appreciation Right.

Further, notwithstanding anything in the Agreement (including Section 4 of the Yum China Stock Appreciation Rights Agreement), if the Participant’s employment or service relationship with the Company Group is terminated at a time when the SAFE Registration Requirement is not met, all Yum China Stock Appreciation Rights shall be forfeited.

Mandatory Exercise and Sale of Shares Upon Termination of Service.  To ensure compliance with exchange control laws in China, and notwithstanding any provision in the Agreement (including Section 4 of the Yum China Stock Appreciation Rights Agreement), the Participant agrees that any vested and exercisable Yum China Stock Appreciation Rights must be exercised immediately upon, and in no event later than six months after, the Participant’s termination of service, or within any such other period as may be permitted by the Company or required by SAFE.  The Participant understands and acknowledges that, notwithstanding Section 4 of the Yum China Stock Appreciation Rights Agreement, any vesting of the Yum China Stock Appreciation Rights will cease in no event later than six months after the Participant’s termination of Service, or within such other period as may be permitted by the Company or required by SAFE.  In addition, the Participant acknowledges and agrees that any vested and exercisable Yum China Stock Appreciation Rights not exercised immediately upon the Participant’s termination, or within such other period as may be permitted by the Company or required by SAFE, will be forfeited or may be exercised by the Company on behalf of the Participant (pursuant to this authorization).

Further, the Participant agrees that any Stock issued upon exercise of the China Yum Stock Appreciation Rights and held by the Participant at the time of his or her termination of service must be sold immediately upon, and in no event later than six months after, the Participant’s termination of service, or within any such other period as may be permitted by the Company or required by SAFE..  Any Stock that is not sold by the Participant upon his her termination, or within such other period as may be permitted by the Company or required by SAFE, will be sold on his or her behalf as soon as practicable after the Participant’s termination of service and in no event more than six months after his or her termination of service or after such other period as required by SAFE.  The Participant authorizes(i) the Company to instruct its designated broker to sell such Stock and (ii) the designated broker to assist with the sale of such Stock.  The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Stock at any particular price.  Upon the sale of the Stock, the Company agrees to pay the Participant the cash proceeds from the sale of the Stock, less any brokerage fees or commissions and subject to any obligation on the Company or the Employer to satisfy any Tax-Related Items.

Broker Account.  Any Stock issued to the Participant upon exercise of the China Yum Stock Appreciation Rights must be maintained in an account with Merrill Lynch or such other broker as may be designated by the Company until the Stock is sold through that broker.

Repatriation.  Pursuant to exchange control laws in China, when the Stock acquired at exercise of the China Yum Stock Appreciation Rights is sold, whether immediately or thereafter, including on the Participant’s behalf after termination of his or her service, the Participant will be required to immediately repatriate the cash proceeds from the sale of the Stock and any cash dividends paid on such Stock to China.  The Participant further understands that, under local law, such repatriation of his or her cash proceeds will need to be effectuated through a special exchange control account established in China by the Company or any Subsidiary or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of Stock will be transferred to such special account prior to being delivered to the Participant.  Unless the Company in its sole discretion decides otherwise, the proceeds will be paid to the Participant in local currency.  The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China.  The Participant agrees to bear any currency fluctuation risk between the time the Stock is sold and the time the sale proceeds are distributed through such special exchange control account.

Other.  The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China and to sign any agreements, forms and/or consents that may be reasonably requested by the Company or its designated broker to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds.

Notifications

Foreign Asset and Account Reporting.  The Participant may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.  The Participant should consult with his or her personal advisor in order to ensure compliance with applicable reporting requirements.